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                                                                   EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                              OF SA HOLDINGS, INC.

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     SA HOLDINGS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

     DOES HEREBY CERTIFY THAT:

     FIRST:   On May 23, 1995, the Board of Directors of the Corporation
executed a Written Consent adopting resolutions which, among other things, set forth certain proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments advisable and submitting them to the stockholders of the Corporation for their consideration. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking Article 1 thereof and replacing therefor in its entirety, the following:

          "1.  The name of the corporation is:

                    SA TELECOMMUNICATIONS, INC."

     ; and be it

     FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation be further amended by striking Article 8 thereof and replacing therefor, in its entirety, the following:

          "8. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

               The members of the Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, and shall be provided in the manner specified in the Corporation's Bylaws, one class to hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 1996, another to hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 1997, and another to hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 1998, with the members of each new class to hold office until their successors have been duly elected and have qualified. At each Annual Meeting of the


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          Stockholders of the Corporation, the successors to the
          class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the Annual Meeting held in the third year following the year of their election."

     SECOND:   That thereafter, pursuant to resolution of its Board of
Directors, a meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares required by statute were voted in favor of the amendments.

     THIRD:   That said amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, SA HOLDINGS, INC. has caused this Certificate to be signed and attested by its duly authorized officers, this 24th day of July, 1995.

                                   SA HOLDINGS, INC.


                                   By:    /s/ Jack W. Matz, Jr.
                                          -----------------------
                                   Name:  Jack W. Matz, Jr.
                                   Title: Chairman & Chief Executive
                                          Officer

ATTEST:


By: /s/ John Q. Ebert
    ------------------
Name:  John Q. Ebert
Title: Secretary